Exhibit 99.1

Schlumberger Announces Fourth Quarter and Full Year 2003 Results

NEW YORK, January 23, 2004 – Schlumberger Limited (NYSE:SLB) reported today 2003 operating revenue of $13.9 billion versus $13.1 billion in 2002.

Income from continuing operations, before credits and charges, of $913 million was 32% higher than last year with diluted earnings per share of $1.56 versus $1.20 in 2002. Income from continuing operations, including credits and charges, was $473 million representing diluted earnings per share of $0.82. Net income was $383 million or $0.67 per share.

Fourth Quarter Results

Fourth quarter operating revenue of $3.67 billion was 10% above fourth quarter 2002 and 6% above the prior quarter. Net income from continuing operations before credits and charges was $295 million, 95% above 2002 and 23% above the prior quarter. Diluted earnings per share from continuing operations, excluding credits and charges, of $0.50 increased 92% versus the same period last year and 22% sequentially. Including a net charge of $61 million ($0.10 per share) for the write-down of an investment partially offset by the gain on the sale of a note, the earnings per share from continuing operations was $0.40.

Discontinued operations recorded a loss of $57 million ($0.10 per share) in the quarter. Net income was $177 million ($0.30 per share).

Oilfield Services revenue of $2.31 billion increased 12% versus the same period last year and 3% sequentially. Pretax operating income of $420 million grew 48% year-on-year and 5% sequentially.

WesternGeco revenue of $308 million was 17% higher sequentially, but 7% lower compared to the same period last year. Pretax operating income of $32 million improved $69 million sequentially, and $26 million year-on-year.

SchlumbergerSema revenue improved 12% to $721 million sequentially and 16% year-on-year. Pretax operating income of $31 million increased 86% sequentially and 26% year-on-year.

Within Other activities, Cards revenue of $206 million increased 6% versus the same period last year and 2% sequentially, while pretax operating income of $27 million grew 36% year-on-year and 21% sequentially.

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Schlumberger Announces Fourth Quarter and Full Year 2003 Results, page 2

The following credits and charges were taken in the quarter:

•	In August 2001, Schlumberger sold its Oilfield Services worldwide gas compression activity to Hanover Compressor Company [NYSE:HC]. The proceeds included 8.7 million shares of Hanover Compressor with a value at closing of $173 million which are restricted from marketability until August 30, 2004, and a $150 million long-term subordinated note maturing December 15, 2005. During the fourth quarter of 2003, Schlumberger sold the note for $177 million realizing an after-tax gain of $20 million. As of December 31, 2003 the carrying value of Schlumberger’s investment in Hanover Compressor common stock exceeded the market value. As required by generally accepted accounting principles and SEC regulations, Schlumberger wrote down its investment to fair market value at December 31, 2003. The write-down was $81 million after tax.

•	Discontinued operations in the quarter consisted of the parking and mass transit terminals (e-City) activities sold to Apax Partners in October 2003 for $84 million in cash. e-City had nine-month 2003 revenue of $88 million and a pretax operating loss of $2.3 million. As a consequence of this sale, Schlumberger recorded a loss from discontinued operations of $57.4 million, including a $65 million allocation of goodwill.

Schlumberger Chairman and CEO Andrew Gould commented, “The fourth quarter activity continued the trend set earlier in the year, posting sequential gains that contributed to an encouraging year-on-year performance. In particular, Oilfield Services activity was strong in North America, India, Peru/Colombia/Ecuador, Indonesia, and Mexico driven by new contracts, new technologies, and demand for project management and information solutions services.

Further divestitures of non-core assets were made during the quarter. These, together with strong cash flow from operations, lowered net debt by $691 million to $4.18 billion at the quarter end in spite of unfavorable currency effects that increased European debt by $154 million.

The recent acceleration of the global economic recovery has led to several successive upward revisions of oil demand for 2004, particularly in China. Current supplies are likely to be adequate, as existing new projects come on line. However, there is no doubt that any sustained economic recovery and the consequent increase in demand coupled with the acceleration of the underlying rate of decline of the world’s ageing production base will require higher E&P investment going forward. Current signs are that the customer base is beginning to respond to this need.”

Notes:

•	Following the Atos Origin shareholder meeting held on January 22, 2004, the closing of the sale of certain SchlumbergerSema businesses is expected at the end of January. The transaction proceeds will consist of €400 million in cash and a fixed number of 19.3 million of Atos Origin common shares that will represent approximately 29% of the common shares outstanding of Atos Origin. As previously announced and subsequent to closing, Schlumberger expects to reduce its ownership in Atos Origin to 19%.

Schlumberger is retaining the strategic activities of IT services for the Oil & Gas industry and the operations that provide connectivity with the upstream oil and gas business. These activities are reported under Oilfield Services, the figures of which are restated for the quarter, the full year, and prior periods.

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Schlumberger Announces Fourth Quarter and Full Year 2003 Results, page 3

•	Additionally, Schlumberger will retain a number of specific SchlumbergerSema businesses, which are in the process of divestiture. These include Business Continuity, Infodata, and all software products related to SchlumbergerSema telecommunications activity. These activities are reported under “Other,” the figures of which are also restated.

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Schlumberger Announces Fourth Quarter and Full Year 2003 Results, page 4

Consolidated Statement of Income

(Stated in thousands except per share amounts)

	Fourth Quarter		Twelve Months
For Periods Ended December 31	2003	2002	2003(6)	2002
Revenue
Operating	$3,670,774	$3,350,412	$13,892,604	$13,117,562
Interest and other income(1)	68,168	26,138	166,493	139,068

	3,738,942	3,376,550	14,059,097	13,256,630

Expenses
Cost of goods sold and services (2) (4) (5)	2,911,633	5,804,399	11,419,873	13,525,742
Research & engineering	138,269	146,284	556,124	595,675
Marketing	92,443	97,173	350,996	353,622
General	165,273	166,067	662,224	640,641
Debt extinguishment costs(3)	—	—	167,801	—
Interest	73,246	91,069	334,336	367,973

	3,380,864	6,304,992	13,491,354	15,483,653

Income (Loss) from continuing operations before taxes and minority interest	358,078	(2,928,442)	567,743	(2,227,023)
Taxes on income (4) (5) (8)	119,999	95,341	209,386	282,070

Income (Loss) from continuing operations before minority interest	238,079	(3,023,783)	358,357	(2,509,093)
Minority interest(2) (4) (5)	(3,600)	94,328	114,200	91,879

Income (Loss) from Continuing Operations	234,479	(2,929,455)	472,557	(2,417,214)
Income (Loss) from Discontinued Operations	(57,439)	68,116	(89,555)	97,219

Net Income (Loss)	$177,040	$(2,861,339)	$383,002	$(2,319,995)

Diluted Earnings (Loss) Per Share (*):
Income (Loss) from Continuing Operations	$0.40	$(5.04)	$0.82	$(4.18)
Income (Loss) from Discontinued Operations	(0.10)	0.12	(0.15)	0.17

Net Income (Loss)	$0.30	$(4.92)	$0.67	$(4.01)

Average shares outstanding	585,755	581,174	583,904	578,588

Average shares outstanding assuming dilution (*)	607,967	581,174	597,057	578,588

(*)There was no dilution of shares in the fourth quarter and twelve months of 2002 due to the net loss.

Depreciation & Amortization included in expenses(7)	$360,537	$385,950	$1,570,851	$1,533,406

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Schlumberger Announces Fourth Quarter and Full Year 2003 Results, page 5

1)	Includes interest income of:

•	Fourth quarter 2003 - $14 million (2002 - $13 million)

•	Twelve months 2003 - $52 million (2002 - $69 million)

2)	The first quarter of 2002 includes a $29 million charge (pretax $30 million and minority interest credit of $1 million) related to the financial/economic crisis in Argentina ($0.05 per share – diluted).
3)	Related to the repurchase of European Bonds ($0.14 per share in the second quarter 2003 and $0.14 per share in the third quarter 2003).
4)	The third quarter of 2003 includes a $205 million ($0.34 per share) Multiclient library impairment charge (pretax $398 million, tax benefit $106 million and minority interest credit $88 million), a $38 million ($0.06 per share) vessel impairment charge (pretax $54 million and minority interest credit of $16 million) and a pretax and after-tax gain of $31 million ($0.05 per share) on the sale of a rig. In addition, the quarter included a provision for insurance claims and a release of a prior period business divestiture reserve, which substantially offset.

The fourth quarter of 2003 includes a net $61 million ($0.10 per share – diluted) charge related to the write-down of an investment (pretax and after tax, $81 million), which is recorded in Cost of goods sold and services, partially offset by a $20 million credit (pretax $32 million, tax charge $12 million) related to the gain on the sale of a note, which is recorded in Interest and other income.

5)	In the fourth quarter of 2002, Cost of goods sold and services, Taxes on income, and Minority interest include the following ($ millions):

Goodwill impairment	$2,638
Intangibles impairment	147
SchlumbergerSema severance & other	97
WesternGeco severance & other	117
Multiclient library impairment	184
Other	42

Pretax	3,225
Tax (*)	33
Minority interest	(90)

3,168
Gain on sale of drilling rigs	(87)

$3,081

(*) Includes deferred tax valuation allowance of $94 million.

6)	Reclassified, in part, for comparative purposes.
7)	Including Multiclient seismic data costs.
8)	The effective tax rate for continuing operations excluding the charges/credits referred to in notes 1, 2, 3, 4, and 5 above were as follows:

•	Fourth quarter 2003: 26.6%

•	Fourth quarter 2002: 29.7%

•	Total year 2003: 25.2%

•	Total year 2002: 26.4%

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Schlumberger Announces Fourth Quarter and Full Year 2003 Results, page 6

Condensed Consolidated Balance Sheet

	(Stated in thousands)
	Dec. 31, 2003	Dec. 31, 2002
Assets
Current Assets
Cash and short-term investments	$3,108,973	$1,736,016
Assets held for sale (*)	3,140,153	—
Other current assets	4,049,627	5,449,424

	10,298,753	7,185,440
Fixed income investments, held to maturity	223,300	407,500
Fixed assets	3,799,711	4,663,756
Multiclient seismic data	505,784	1,018,483
Goodwill	3,284,254	4,229,993
Other assets	1,823,835	1,930,023

	$19,935,637	$19,435,195

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable and accrued liabilities	$3,225,546	$4,580,762
Estimated liability for taxes on income	807,938	625,058
Bank loans and current portion of long-term debt	1,411,168	1,135,533
Dividend payable	110,511	109,565
Liabilities held for sale (*)	1,119,880	—

	6,675,043	6,450,918
Long-term debt	6,097,418	6,028,549
Postretirement benefits	614,850	544,456
Other liabilities	254,707	251,607

	13,642,018	13,275,530
Minority interest	398,330	553,527
Stockholders’ Equity	5,895,289	5,606,138

	$19,935,637	$19,435,195

(*)	Assets and liabilities held for sale represent the gross assets and liabilities of the SchlumbergerSema businesses to be sold to Atos Origin.

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Schlumberger Announces Fourth Quarter and Full Year 2003 Results, page 7

Net Debt

Net Debt represents gross debt less cash, short-term investments and fixed income investments, held to maturity. Details of the Net Debt is as follows:

	(Stated in millions)
	Qtr. ended Dec. 31, 2003	Year ended Dec. 31, 2003
Net Debt, beginning of period	$(4,867)	$(5,021)
Net income from continuing operations	234	473
Charges	61	440
Depreciation and amortization	361	1,571
Change in working capital	247	(228)
Capital expenditures	(355)	(1,175)
Dividends paid	(110)	(437)
Employee stock plans	51	172
Sale of NPTest	—	220
Sale of e-City	79	79
Debt extinguishment costs	—	(168)
Sale of Grant Prideco stock	—	106
Sale of Hanover note	177	177
Other	100	76
Translation effect on net debt	(154)	(461)

Net Debt, end of period	$(4,176)	$(4,176)

	(Stated in millions)
	Dec. 31, 2003	Dec. 31, 2002
Components of Net Debt
Cash and short-term investments	$3,109	$1,736
Fixed income investments, held to maturity	223	408
Bank loans and current portion of long-term debt	(1,411)	(1,136)
Long-term debt	(6,097)	(6,029)

	$(4,176)	$(5,021)

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Schlumberger Announces Fourth Quarter and Full Year 2003 Results, page 8

Business Review

(Stated in millions)	Fourth Quarter			Twelve Months
	2003(2)	2002	% chg	2003(2)	2002(2)	% chg
Oilfield Services
Operating Revenue	$2,313	$2,073	12%	$8,823	$8,171	8%
Pretax Operating Income(1)	$420	$283	48%	$1,536	$1,278	20%

WesternGeco
Operating Revenue	$308	$332	(7)%	$1,183	$1,476	(20)%
Pretax Operating Income(1) (3)	$32	$6	412%	$(20)	$71	—

SchlumbergerSema
Operating Revenue	$721	$623	16%	$2,677	$2,409	11%
Pretax Operating Income(1)	$31	$25	26%	$61	$17	249%

Other(4)
Operating Revenue	$409	$377	9%	$1,480	$1,334	11%
Pretax Operating Income(1)	$47	$22	109%	$109	$18	505%

1)	Pretax operating income represents income before taxes and minority interest, excluding interest income, interest expense and amortization of intangibles.
2)	The fourth quarter of 2003 does not include a net charge of $49 million for the write-down of an investment and the gain on the sale of a note. The third quarter of 2003 does not include $86 million of debt extinguishment costs and a charge of $421 million for impairment and other charges/credits.

The second quarter of 2003 does not include $81 million of debt extinguishment costs.

The first quarter of 2002 does not include an aggregate $30 million charge related to the financial/economic crisis in Argentina.

3)	The third quarter of 2003 does not include impairment charges of $398 million for Multiclient library and $54 million for vessels. The fourth quarter of 2002 does not include an impairment charge of $184 million for Multiclient library and charges of $117 million for severance and other costs.
4)	Principally comprises the Cards and Meters North America activities. Also included are the Business Continuity, Infodata and Telecom activities.

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Schlumberger Announces Fourth Quarter and Full Year 2003 Results, page 9

Oilfield Services

Revenue of $8.82 billion increased 8% in 2003 versus 2002. North America led with an increase of 14%, followed by Latin America and Middle East & Asia, which both increased 9%, and Europe/CIS/West Africa, which was up 4%. Pretax operating income of $1.54 billion in 2003 was 20% higher than in 2002.

Fourth quarter revenue of $2.31 billion was 3% higher sequentially and increased 12% year-on-year. The M-I rig count increased 3% sequentially and 23% year-on-year. Pretax operating income of $420 million increased 5% sequentially and 48% year-on-year.

Overall sequential revenue growth was strongest in the Gulf Coast, India, Peru/Colombia/Ecuador, Indonesia, and Mexico GeoMarkets. By product, demand was particularly strong for Schlumberger Information Solutions (SIS) services, Integrated Project Management, Data & Consulting Services, Wireline and Drilling & Measurements.

The year-on-year revenue growth reflected strong activity across most of the GeoMarkets, but particularly in Mexico, Indonesia and US Land. Most technology segments recorded double-digit increases with record levels being achieved in Drilling & Measurements from introduction of new technologies, and Data & Consulting Services from the award of several contracts for reservoir modeling, field assessments and production optimization projects.

North America

Revenue of $679 million increased 1% sequentially and 19% year-on-year as the M-I rig count was up 4% sequentially and 36% year-on-year. Pretax operating income of $106 million increased 17% sequentially and 91% year-on-year due mainly to a better geographic mix.

Year-on-year, activity remained strong with the US Land, Alaska, and Canada GeoMarkets posting significant increases while the Gulf of Mexico showed a more modest gain. New Well Services technologies, such as ClearFRAC* polymer-free fracturing fluid, and Viscoelastic Diverting Acid (VDA*), an advanced acidizing system, continued to penetrate the market in US Land and Canada.

Sequentially, Gulf of Mexico activity increased following the end of the tropical storm season that had impacted results in the prior quarter, partially offsetting lower activity in US Land due to an early activity reduction by a major customer related to budget restrictions.

New measurement-while-drilling (MWD) and logging-while-drilling (LWD) depth and pressure records for the Gulf of Mexico were set during operations on ChevronTexaco’s deepwater Tonga Exploratory Prospect located in Green Canyon Block 727. Drilling & Measurements wellsite engineers delivered continuous real-time surveys that allowed the well trajectory to be kept on target during the entire drilling and logging process.

Latin America

Revenue of $408 million was up 8% sequentially and 15% year-on-year as the M-I rig count increased 3% sequentially and 16% year-on-year. Pretax operating income of $67 million rose 7% sequentially and 32% year-on-year.

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Schlumberger Announces Fourth Quarter and Full Year 2003 Results, page 10

Activity levels in the Peru/Colombia/Ecuador GeoMarket improved sequentially due to additional rig activity in Ecuador and resumption of Camisea operations in Peru, but decreased year-on-year due to the one-off sale of Florena facilities in the prior year. Mexico showed year-on-year and sequential growth from almost all technology segments. Activity in Venezuela was stable both year-on-year and sequentially.

Contract wins during the quarter included the Repsol YPF D-150 integrated well construction project in Argentina. This project entails the drilling, completion, testing, and tie-in of 150 wells in the Manantiales Behr Field over a two-year period.

Europe/CIS/West Africa

Revenue of $670 million increased 2% sequentially and 7% year-on-year, as the M-I rig count (excluding Russia) increased 3% sequentially and 1% year-on-year. Pretax operating income of $115 million declined 6% sequentially, but increased 72% year-on-year.

Year-on-year increases were recorded in the Caspian and Russia, fueled by Well Completions & Productivity Artificial Lift pump and PhaseWatcher* fixed multiphase well production monitoring equipment, and Well Services fracturing technologies, including ClearFRAC*, which continued to penetrate the market. However, revenue growth was partially offset by lower exploration activity in the Norwegian sector of the North Sea and an overall decline in activity in Nigeria. Sequentially revenue growth across the region was also partially offset by the lower activity in the UK and West & South Africa.

In the North Sea, wellbore instability and geological uncertainties threatened the success of the BG Group Blake Flank development project. The No Drilling Surprises (NDS) process from Drilling & Measurements, which combines real-time wellbore stability modeling and geosteering, was implemented in close collaboration with BG, resulting in the successful completion of the F1 well. This has resulted in a global wellbore stability agreement between BG Group and Schlumberger as an important part of the BG well assurance process.

The sequential decline in pretax operating income was due to the recognition of gains from the sale of the Langley facilities and rigs in the prior quarter, start-up costs for projects in Eastern Europe, appreciation of local currencies against the US dollar, and a less favorable revenue mix.

Middle East & Asia

Revenue of $538 million increased 1% sequentially and was 13% higher year-on-year, while the M-I rig count increased 1% sequentially and 7% year-on-year. Pretax operating income of $131 million increased 2% sequentially and 13% year-on-year.

Strong year-on-year improvements across the region were tempered by reduced rig activity in the Arabian GeoMarket and lower activity in China. The Wireline ABC* Analysis Behind Casing suite of services contributed to significantly improved results sequentially and year-on-year in Indonesia, where the Slim Cased Hole Resistivity Tool, which extends the range of service and can be operated through tubing, was introduced, and the Cased Hole Drilling Tool was used to obtain formation pressures in a complex wellbore environment. Sequential increases were posted throughout by Integrated Project Management and SIS, but were partially offset by a decline in Well Completions & Productivity due to the artificial lift pump delivery in the prior quarter.

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Schlumberger Announces Fourth Quarter and Full Year 2003 Results, page 11

During the quarter, Kuwait Oil Company (KOC) chose Schlumberger to build and support the first 3D Visual Reality center in Kuwait. The contract includes full time IT support together with Schlumberger experts in software and domain science working alongside KOC multidisciplinary teams for improved decision-making.

Highlights

•	espWatcher*, a service for remote real-time surveillance and control for electric submersible pumps, continued successful introduction this quarter. In total, over 600 wells were connected in 2003 worldwide, making this the largest number of wells monitored with a centralized system of this type. Once online, pumps can be monitored to maximize well performance, reducing workovers and enabling a step change in production and lift system performance with lower operating costs for producing assets.

•	MRX* Magnetic Resonance eXpert, the leading Wireline magnetic resonance tool, was commercialized in the quarter to wide industry acceptance. Operations were run in multiple locations, including Saudi Arabia, Egypt and Gulf of Mexico. Customer demand for this service has grown rapidly due to improved fluid characterization.

•	Well Services introduced LiteCRETE* Coalbed Methane (CBM) slurry system, a technology specifically designed for cementing coalbed methane wells that exerts lower pressure on the coalbed to prevent breakdown and inhibit cement flow into factures and fissures. In the US, one large coalbed methane operator saw cementing success rise from 40% to 75% when using LiteCRETE.

•	The growing family of PowerDrive* rotary steerable systems (RSS) continues to penetrate markets while realizing record-breaking performance. In Norway, a record 2,784 meters were drilled on Norsk Hydro Njord field in one run. Operators continue to see reduced drilling time, improved wellbore quality, and lower well construction costs.

•	SIS announced a set of digital, auditable software reports, which are compliant with the new disclosure regulations for publicly traded upstream oil and gas companies in Canada. These reports work seamlessly with the SIS Merak VOLTS* reserve management and reporting system, to help reduce errors, speed up processing, and facilitate Canadian securities reporting.

WesternGeco

Operating revenue for 2003 was $1.18 billion versus $1.48 billion in 2002, reflecting a 20% decrease year-on-year. This was primarily due to lower land crew activity following the exiting of the North American Land market combined with the completion of some contracts in the Middle East and lower Multiclient sales in North & South America. Pretax operating loss in 2003 was $20 million versus a profit of $71 million in 2002.

Fourth quarter revenue of $308 million was 17% higher sequentially, but 7% lower compared to the same period last year. Sequential growth was primarily impacted by a return to traditional fourth quarter seasonal Multiclient revenue levels. Data Processing revenue also increased sequentially, mainly in North America, while a slight increase in Land in Mexico and Europe was offset by lower activity in the Middle East. Marine revenue decreased due to the seasonal slowdown in the North Sea, completion of projects in the Middle East, and vessel transits. This was partially mitigated by the completion of a Q* project for a large independent in West Africa, and expanded operations in North & South America.

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Schlumberger Announces Fourth Quarter and Full Year 2003 Results, page 12

The year-on-year decline was mainly due to the reduction of Land, which was down 23% although revenue per crew was maintained. Multiclient revenue was 7% lower due to a historically low third quarter in North America. Marine and Data Processing business lines both showed slight increases.

Pretax operating income of $32 million improved by $69 million sequentially and $26 million year-on-year. Sequential improvement was mainly in Multiclient due to the combination of increased sales and lower amortization costs, and the release of about $10 million of business related contingency reserves/accruals, partially offset by seasonally lower Marine activity. The year-on-year increase reflected the impact of contractual losses in Marine in India and Land in Mexico during the same period the previous year.

Including Multiclient pre-commitments, the backlog at the end of the quarter reached $408 million, a 22.5% increase over the previous quarter, reflecting the award of a number of Land contracts in the Middle East and a material Multiclient volume agreement signed in December 2003.

Highlights

•	Q* acceptance continued to grow during the fourth quarter, and contract wins included a Q-Marine* contract for a major client in the Gulf of Mexico, as well as an integrated project for Kuwait Oil Company that includes Q-Land* acquisition, processing and interpretation. Q* revenue approximately doubled year-on-year.

•	WesternGeco signed a long-term business agreement with a major energy company that included the licensing of part of the WesternGeco data library, as well as joint R&D and training on new technology for seismic data processing.

SchlumbergerSema

The results for SchlumbergerSema are limited to the businesses being sold to Atos Origin. The retained businesses are reported in Oilfield Services for IT services for the oil & gas industry and network and infrastructure services for the upstream oil and gas sector, and in Other for Business Continuity, Infodata, and all software products related to the SchlumbergerSema telecommunications activity.

Revenue of $2.68 billion in 2003 was 11% higher than in 2002. The increase was mainly due to the strengthening of European currencies against the US dollar with a positive impact of $274 million.

Pretax operating income of $61 million increased $44 million over 2002 reflecting mainly the benefits of cost reduction programs carried out in North & South America, Asia, the UK and Sweden coupled with an improvement in gross margins in Asia and Brazil. These increases were partially offset by declining prices in France, and lower activity in Germany.

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Schlumberger Announces Fourth Quarter and Full Year 2003 Results, page 13

Revenue of $721 million in the fourth quarter was 16% higher year-on-year and 12% higher sequentially. The improvement on prior year is mainly due to the strengthening of the European currencies against the US dollar, with a positive impact of 12% year-on-year. Sequentially, excluding the positive impact of exchange rates of 4%, revenue increased following the seasonally low revenue in the third quarter due to vacations in Europe.

Pretax operating income of $31 million increased 26% year-on-year and 86% sequentially. The improvement on prior year is mainly due to the benefit of cost reduction programs carried on throughout the year, principally in North & South America, Asia, and Sweden, partially offset by continued pricing pressures in France. Sequential growth is consistent with increased revenues following the seasonal effects of vacations in the third quarter, and increased customer spending in the fourth.

Europe, Middle East & Africa

Revenue of $602 million increased 9% year-on-year and 17% sequentially. The increase year-on-year was due to the strengthening of the European currencies against the US dollar, with a positive impact of $73 million, coupled with stronger activity in the UK for the Public Sector. This was partially offset by overcapacity in France leading to further pricing pressure. The sequential increase was mainly a result of the seasonal and currency effects noted above combined with increased activity in the Public Sector in the UK.

Pretax operating income of $20 million decreased $29 million year-on-year, but increased $10 million sequentially. The year-on-year decline was mainly due to lower margins in France and Central Europe, partially offset by improvements in Sweden from the cost-cutting programs implemented during the year, and the African Games contract that started in the second quarter of 2003. The sequential improvement was a result of higher Consulting & Systems Integration utilization in France, and a general seasonal increase in activity in Spain and Italy.

North & South America

Revenue of $86 million increased 16% year-on-year, but decreased 5% sequentially. The year-on-year improvement was partially due to new contract wins with Lee County and Sprint, partially offset by a decline in activity in Consulting & Systems Integration. The sequential decline was mainly due to the Energy segment in the US, partially offset by new contracts in Mexico and Brazil in the Telecom segment.

Pretax operating income of $1 million increased $15 million from a loss of $14 million last year, but decreased $3 million sequentially. The year-on-year increase was a result of the cost reduction program in North America and improved margins in Brazil and Mexico. The sequential decline was a direct consequence of the lower activity base.

Asia

Revenue of $36 million decreased 12% year-on-year but increased 2% sequentially. The year-on-year decrease was mainly due to lower activity in India. The sequential improvement resulted mainly from higher activity in Malaysia.

Pretax operating income of $8 million increased $7 million year-on-year, but showed a $1 million decrease sequentially. The year-on-year growth reflected improved gross margins and indirect cost savings.

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Schlumberger Announces Fourth Quarter and Full Year 2003 Results, page 14

Other

Cards revenue for 2003 was $717 million versus $658 million in 2002. Cards fourth quarter revenue of $206 million was up 2% sequentially and 6% year-on-year. Pretax operating income of $27 million increased 21% sequentially and 36% year-on-year. Sequentially, mobile communication card activity improved 12%, of which 3% was due to the strengthening of European currencies against the US dollar. The increase was mainly in Europe due to strong demand coupled with a shift toward high-end products, which led to a pricing increase, and in North & South America, partially offset by lower demand in Asia.

Electricity Meters North America revenue of $78 million increased 13% year-on-year, while pretax operating income was $21 million compared to $9 million for the same period last year.

About Schlumberger

Schlumberger is a global oilfield and information services company with major activity in the energy industry. The company employs 78,000 people of more than 140 nationalities working in 100 countries and comprises three primary business segments. Schlumberger Oilfield Services is the world’s premier oilfield services company supplying a wide range of technology services and solutions to the international oil and gas industry. WesternGeco, jointly owned with Baker Hughes, is the world’s largest and most advanced surface seismic company. SchlumbergerSema is a leading supplier of IT consulting, systems integration, and network and infrastructure services. In 2003, Schlumberger operating revenue was $13.9 billion. For more information, visit www.slb.com.

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*Mark of Schlumberger

Notes:

•	Schlumberger will hold a conference call to discuss the above announcement on Friday, January 23, 2004, at 9:00 am New York City time (2:00 pm London time/3:00 pm Paris time). To access the conference call, attendees should contact the conference call operator at +1-888-428-4480 within North America or +1-612-288-0318 outside of North America approximately 10 minutes prior to the call’s start time, and ask for the “Schlumberger Earnings Conference Call.” A replay of the conference call will be available until February 6, 2004, and can be accessed by dialing +1-800-475-6701 within North America or +1-320-365-3844 outside of North America, and giving the access code 715631. A live webcast of the conference call will be simultaneously broadcast at www.slb.com/irwebcast on a listen-only basis. Attendees should log-in 15 minutes ahead of time to test their browsers and register for the webcast. Following the event, a replay will be available at the same URL until February 6, 2004.

•	Supplemental information in the form of a question and answer document on this press release is available at www.slb.com/ir.

For more information, please contact:

Doug Pferdehirt, Vice President of Communications and Investor Relations

or

Paulo Loureiro, Investor Relations Manager

+1-212-350-9432

ir-nam@slb.com

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